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Exhibit 21.1

PACIFIC CREST CAPITAL, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Type
Pacific Crest Bank	California	California State Commercial Bank
PCC Capital I	Delaware	Statutory Business Trust

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Exhibit 21.1
PACIFIC CREST CAPITAL, INC. SUBSIDIARIES OF THE REGISTRANT